Exhibit 23.2
CONSENT OF GORDON, HUGHES & BANKS, LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 2 to the Registration Statement on Form S-4 of Allis-Chalmers Energy Inc. and to the incorporation by reference therein of our report dated March 3, 2004, except as to Note 11, which is June 10, 2004, Notes 17 and 19, which are February 10, 2005, and Note 2, which is August 5, 2005, with respect to the consolidated financial statements of Allis-Chalmers Energy Inc. for the year ended December 31, 2003.

/s/ Gordon, Hughes & Banks, LLP

Greenwood Village, Colorado
December 29, 2006